Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Third Quarter 2012 Results

Net Revenues up 24.2%; $0.09 EPS

PHOENIX — November 1, 2012 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food marketer and manufacturer, today reported financial results for the third quarter ended September 29, 2012.

Third Quarter 2012 Highlights

For the third quarter of 2012 compared to the third quarter of 2011:

•                  Net revenues increased 24.2% to $46.6 million.

•                  Diluted earnings per share increased to $0.09 compared to a loss of $0.01 in the prior year.

•                  Consolidated EBITDA increased 314.1% to $4.1 million, or 8.9% of net revenues.  A table reconciling EBITDA to net income is presented at the end of the consolidated financial statements included in this release.

•                  Borrowings decreased $8.6 million compared to the third quarter of 2011.

•                  Announced a new distribution agreement with Snyder’s-Lance, which is expected to close in November.

Quarter Overview

Consolidated net revenues for the third quarter were $46.6 million, an increase of 24.2% compared to $37.5 million during the prior-year period.  This increase was largely driven by a 41.5% increase in the healthy/natural portfolio.  Gross profit increased 47.8% to $9.5 million, compared to $6.4 million in the prior-year period.  Gross profit margin improved 320 basis points to 20.3% from 17.1% last year, primarily as a result of lower cost berries in the Frozen segment.  Selling, general and administrative expenses decreased to 14.0% of net revenues, or 360 basis points, compared to 17.6% in the prior year.  This decline is primarily attributable to decreased marketing and sampling expenses related to the prior-year promotions for the Jamba® brand.  Net income increased to $1.7 million compared to a net loss of $0.2 million in the prior year.

The Snack segment net revenues were up 1.4% with $23.8 million in the third quarter of 2012 compared to $23.5 million during the same period a year ago.  T.G.I. Friday’s® and premium private label net revenues increased 10.7% and 20.9%, respectively, offset by a 13.2% decrease in sales of Boulder Canyon Natural Foods®.

The Frozen segment net revenues, which includes Jamba® All Natural Smoothies, totaled $22.8 million for the quarter, were up 62.3% over the prior-year period.  Continuing the momentum from the first half of 2012, net revenues for the Frozen segment excluding Jamba® increased 72.7% for the quarter due to continued growth in branded and private label sales to new and existing customers.  Jamba® net revenues for the quarter totaled $4.3 million, an increase of 28.6% compared $3.3 million in the third quarter of 2011.

Year-to-Date Overview

Consolidated net revenues for the nine months ended September 29, 2012 were $141.6 million, an increase of 20.3% compared to $117.8 million during the prior-year period.  This increase was largely driven by a 33.2% increase in the healthy/natural portfolio, as well as a 4.7% increase in the indulgent/specialty portfolio revenues.  Gross profit increased 24.9% to $28.0 million, compared to $22.4 million in the prior-year period.  Net income increased 145.0% to $5.1 million, compared to net income of $2.1 million in the prior year.  Fully diluted earnings per share for the first nine months of 2012 were $0.26, versus $0.11 during the same period in 2011, an increase of 136.4%.  Consolidated EBITDA increased 68.6% to $12.1 million, or 8.5% of net revenues.

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Inventure Foods, Inc.    5415 E. High Street, Suite 350    Phoenix, AZ 85054    (623) 932-6200    Fax (602) 522-2690

Management Commentary & Future Outlook

“Continuing the success realized during the first half of 2012, we are pleased to report our ninth consecutive quarter of double-digit growth in year-over-year net revenues and record third quarter earnings per share,” said Terry McDaniel, Chief Executive Officer of Inventure Foods, Inc.

“The increase in our healthy/natural portfolio, which represents 60% of total revenues, was led by strong increases in our Frozen segment with frozen fruit sales up 72.7% and Jamba “at home” Smoothie sales up 28.6% over prior year, primarily due to increased distribution to new and existing customers and increased velocity of existing business.”

“The increase in the healthy/natural portfolio was partially offset by a decline in sales of our Boulder Canyon products primarily due to increased pricing pressure.  We remain dedicated to the growth of our Boulder Canyon brand.  We are adding sales and marketing resources dedicated to the Boulder brand to regain our momentum and we plan to introduce new categories beyond salty snacks within the next year.  We also look forward to leveraging the new distribution partnership with Snyder’s-Lance to push Boulder and other Inventure product lines in certain markets.”

“Increased sales in our indulgent snack product portfolio were primarily driven by sales of our T.G.I. Friday’s products, which were up 10.7% over the same quarter last year and the success of our new Nathan’s Famous brand.  Our Nathan’s Famous products have been well received since we introduced them during the fourth quarter of 2011.  In fact, our Nathan’s Famous Honey Mustard Crunchy Crinkle Fries were recently awarded the 2012 Best New Product award in the Salty Snacks category by the Convenience Store News.  Considering the variety of snacks and number of competitors in this channel, we are very honored to receive this recognition.”

Mr. McDaniel concluded, “We are pleased with the double-digit growth in both revenues and profits achieved year-to-date.  We remain focused on executing our strategic plan and delivering sustainable long-term growth for our shareholders.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s third quarter 2012 results and comment on its future outlook. To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers. A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, BURGER KING™, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$46,601,332	$37,518,334	$141,637,128	$117,768,352
Cost of revenues	37,130,029	31,111,745	113,617,395	95,333,715
Gross profit	9,471,303	6,406,589	28,019,733	22,434,637
Selling, general & administrative expenses	6,534,955	6,615,271	19,414,315	18,669,356
Operating income (loss)	2,936,348	(208,682)	8,605,418	3,765,281
Interest expense, net	178,905	227,316	613,129	645,047
Income (loss) before income taxes	2,757,443	(435,998)	7,992,289	3,120,234
Income tax provision (benefit)	1,017,795	(245,186)	2,907,723	1,044,980
Net income (loss)	$1,739,648	$(190,812)	$5,084,566	$2,075,254

Earnings (loss) per common share:
Basic	$0.09	$(0.01)	$0.27	$0.11
Diluted	$0.09	$(0.01)	$0.26	$0.11
Weighted average number of common shares:
Basic	19,030,959	18,139,674	18,737,131	18,072,579
Diluted	19,689,985	18,139,674	19,536,732	18,732,535

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 29, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$592,337	$664,488
Accounts receivable, net allowance	18,684,950	15,741,758
Inventories	28,129,169	31,682,080
Deferred income tax asset	929,594	766,805
Other current assets	528,891	1,526,818
Total current assets	48,864,941	50,381,949

Property and equipment, net	34,982,983	33,182,331
Goodwill	11,616,225	11,616,225
Trademarks and other intangibles, net	2,012,348	2,033,160
Other assets	766,667	761,258
Total assets	$98,243,164	$97,974,923

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,564,698	$14,891,297
Accrued liabilities	11,268,032	9,531,942
Current portion of long-term debt	1,666,902	3,025,011
Total current liabilities	24,499,632	27,448,250

Long-term debt, less current portion	7,339,757	8,595,109
Line of credit	13,439,799	15,183,910
Deferred income tax liability	3,541,202	3,550,560
Interest rate swaps	820,621	843,635
Other liabilities	861,018	743,909
Total liabilities	50,502,029	56,365,373

Shareholders’ equity:
Common stock	194,060	186,312
Additional paid-in capital	28,701,019	27,675,786
Accumulated other comprehensive loss	(410,987)	(425,025)
Retained earnings	19,728,238	14,643,672
	48,212,330	42,080,745

Less: treasury stock	(471,195)	(471,195)
Total shareholders’ equity	47,741,135	41,609,550
Total liabilities and shareholders’ equity	$98,243,164	$97,974,923

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

	Quarter Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation — EBITDA (1):
Reported net income (loss)	$1,739,648	$(190,812)	$5,084,566	$2,075,254
Add back: Interest, net	178,905	227,316	613,129	645,047
Add back: Income tax provision (benefit)	1,017,795	(245,186)	2,907,723	1,044,980
Add back: Depreciation	1,195,724	1,196,709	3,473,298	3,380,913
Add back: Amortization of intangible assets	2,498	10,500	20,812	31,500
EBITDA	$4,134,570	$998,527	$12,099,528	$7,177,694

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.

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